CALFIRST BANCORP ANNOUNCES 2016 ANNUAL DIVIDEND

TO STOCKHOLDERS OF $0.46 PER SHARE

IRVINE, CALIFORNIA, November 10, 2016 ---- California First National Bancorp (NASDAQ: CFNB) Board of Directors has declared an annual dividend in the amount of forty-six cents ($0.46) per share. The dividend will be payable on December 15, 2016 to all stockholders of record at the close of business on December 1, 2016.

Since October 2009, the Board of Directors has pursued a dividend policy that provided for one annual dividend payment

At September 30, 2016, CFNB had a total net worth of $192.8 million, and a total risk-based capital ratio of 24.8%. The dividend of $0.46 represents a payout of 53% of the Company’s net earnings for the twelve month period ended September 30, 2016.

The Board will continue to review the Company’s dividend policy on an ongoing basis, and the decision on dividends or the amount thereof in future periods will depend on a variety of factors including the business, economic and tax environment.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

Contact:      S. Leslie Jewett

(800) 496-4640